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                                                                    EXHIBIT 10.1


                               CLASSIC CABLE, INC.
                       EXECUTIVE RETENTION INCENTIVE PLAN


1.       APPLICABILITY

         The Classic Cable, Inc. Executive Retention Incentive Plan (the "Plan") applies to eligible employees of Classic Cable, Inc. (the "Company").

2.       PURPOSE AND EFFECTIVE DATE

         (a) The purpose of this Plan is to encourage eligible employees of the Company to continue their employment with the Company during the period of the Company's restructuring by establishing a binding written Company policy governing the circumstances under which a "Participant" (as defined below) will receive a retention and incentive bonus (a "Bonus") under the Plan.

         (b) The Plan is adopted and effective as of July 1, 2002 (the "Effective Date"), in accordance with an order issued by the United States Bankruptcy Court for the District of Delaware, such court having jurisdiction over chapter 11 cases currently pending with respect to the Company, its parent and subsidiaries (the "Chapter 11 Cases").

3.       ELIGIBILITY

         (a) The Chairman of the Board of Directors of Classic Communications, Inc. (the "Chairman"), with the approval of the Compensation Committee of the Board of Directors of Classic Communications, Inc. (the "Compensation Committee"), will determine which of the Company's key employees will be eligible to participate in the Plan (each a "Participant").

         (b) Each Participant shall receive written notification of participation in the Plan, as soon as practicable after the Effective Date. The amount of each Participant's potential Bonus under the Plan shall be set forth in his/her notification of participation. The potential Bonus shall be comprised of a retention bonus that relates to seventy percent (70%) of the total potential Bonus amount (the "Retention Bonus") and an incentive bonus that relates to thirty percent (30%) of the total potential Bonus amount (the "Incentive Bonus"); provided, that the Bonus to be paid to the Company's Chief Operating Officer (the "COO") shall be comprised only of an incentive bonus that equals one-hundred percent (100%) of the COO's total potential Bonus amount (also referred to herein as the "Incentive Bonus").

4.       AMOUNT AND PAYMENT OF RETENTION BONUSES

         (a) Subject to Section 6 below, Retention Bonuses shall be paid as follows:

                  (i) with respect to twenty percent (20%) of the total potential Bonus amount, in one lump sum payment, within ten (10) business days following January 31, 2003

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         ("Tranche A Payment Date"); provided a Participant's employment has continued through the Tranche A Payment Date; and

                  (ii) with respect to fifty percent (50%) of the total potential Bonus amount, in one lump sum payment, within ten (10) business days following a "Change in Control" (as defined below) of the Company ("Tranche B Payment Date"); provided a Participant's employment has continued through the Tranche B Payment Date;

         (b) For purposes of this Plan, a "Change in Control" shall mean consummation of (i) the Company's sale of substantially all of its assets, in one or more transactions; (ii) a reorganization or merger of the Company, or any other arrangement or corporate reorganization, whereby control of the Company's business is transferred to another employer; (iii) a confirmed plan of reorganization for the Company pursuant to title 11 of the United States Code; or (iv) a restructuring (including payment) of substantially all of the Company's long term public indebtedness.

5.       AMOUNT AND PAYMENT OF INCENTIVE BONUSES

         (a) Subject to Section 6 below, the Incentive Bonus shall be paid as follows:

                  (i) with respect to thirty-three and one-third percent (33.33%) of the total potential Bonus amount for the COO, and with respect to ten percent (10%) of the total potential Bonus amount for all other Participants, in one lump sum payment, within fifteen (15) calendar days following the date the Company's Form 10-Q, for the second quarter of 2002, is filed with the Securities Exchange Commission ("Q2 Incentive Payment Date"), provided the Company achieves its "Quarterly Budgeted Operating Results" (as defined below) for the second quarter of 2002;

                  (ii) with respect to thirty-three and one-third percent (33.33%) of the total potential Bonus amount for the COO, and with respect to ten percent (10%) of the total potential Bonus amount for all other Participants, in one lump sum payment, within fifteen (15) calendar days following the date the Company's Form 10-Q, for the third quarter of 2002, is filed with the Securities Exchange Commission ("Q3 Incentive Payment Date"), provided the Company achieves its Quarterly Budgeted Operating Results for the third quarter of 2002; and,

                  (iii) with respect to thirty-three and one-third percent (33.33%) of the total potential Bonus amount for the COO, and with respect to ten percent (10%) of the total potential Bonus amount for all other Participants, in one lump sum payment, within fifteen (15) calendar days following the date the Company's Form 10-K is filed with the Securities Exchange Commission ("Q4 Incentive Payment Date"), provided the Company achieves its Quarterly Budgeted Operating Results for the fourth quarter of 2002.

         (b) For purposes of this Plan, the "Quarterly Budgeted Operating Results" shall be determined by reference to budgeted EBITDA adjusted for extraordinary items less quarterly budgeted capital expenditures, as established by the Chairman, with the approval of the Compensation Committee, solely for purposes of the Plan. The Chairman shall furnish the


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administrative agent for the Company's pre-petition and post petition lenders with documentation evidencing that the Quarterly Budgeted Operating Results have been satisfied.

6.       TERMINATION OF EMPLOYMENT

         (a) In the event a Participant's employment with the Company is terminated because of death or disability or without "Cause" (as defined below), in each case prior to the Tranche A Payment Date or the Tranche B Payment Date (collectively, the "Retention Payment Dates") or the Q2 Incentive Payment Date, the Q3 Incentive Payment Date, or the Q4 Incentive Payment Date (collectively, the "Incentive Payment Dates"), but following the Effective Date:

                  (i) such Participant (or his/her beneficiary in the event of death) shall be entitled to payment of the full amount of his/her Retention Bonus, as set forth in Section 4 of this Plan, less any Retention Bonus amounts already received under this Plan; and

                  (ii) the Chairman, with the approval of the Compensation Committee, shall determine whether a Participant shall receive an Incentive Bonus and the amount of such Incentive Bonus.

         (b) Retention Bonuses and Incentive Bonuses, if any, paid pursuant to
Section 6(a), shall be paid on the applicable Retention Payment Date or applicable Incentive Payment Date, respectively.

         (c) Notwithstanding anything herein to the contrary, in the event a Participant voluntarily terminates employment with the Company, or his/her employment is terminated by the Company for Cause, in either case, prior to either Retention Payment Date or an Incentive Payment Date, such Participant shall be ineligible to receive any future Retention Bonus or Incentive Bonus amounts that become payable, in accordance with Sections 4 or 5 of the Plan, on or after such Participant's date of termination.

         (d) The Company shall have "Cause" to terminate a Participant's employment if such Participant has (i) refused or repeatedly failed to perform the duties assigned to him/her; (ii) engaged in a willful or intentional act that has the effect of injuring the reputation or business of the Company in any material respect; (iii) continually or repeatedly been absent from the Company, unless due to serious illness or disability; (iv) used illegal drugs or been impaired due to other substances; (v) been convicted of any felony; (vi) committed an act of gross misconduct, fraud, embezzlement or theft against the Company; (vii) engaged in any act of such extreme nature that the Company determines to be grounds for immediate dismissal; or (viii) violated a material company policy.

7.       GENERAL PROVISIONS

         (a) Payments under this Plan shall not constitute wages and shall be paid by the Company from the general assets of the Company; provided that no director, officer or employee of the Company or the Company's parent company, Classic Communications, Inc. ("Classic"), shall be personally liable in the event the Company is unable to make any payments under this Plan due to a lack of, or inability to access, funding or financing, legal prohibition (including statutory or judicial limitations) or failure to obtain any required consent.


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Notwithstanding anything in this Plan to the contrary, any payments to be made hereunder shall only be made as and to the extent the Company has adequate funding therefor.

         (b) Payments under this Plan are subject to Federal, state and local income tax withholding and all other applicable Federal, state and local taxes. The Company shall withhold, or cause to be withheld, from any payments made hereunder all applicable Federal, state and local withholding taxes and may require the employee to file any certificate or other form in connection therewith.

         (c) Nothing contained herein shall give any employee the right to be retained in the employment of the Company or any successor, or affect the Company's right to dismiss any employee at will.

         (d) This Plan is not a term or condition of any individual's employment and no employee shall have any legal right to payments hereunder except to the extent all conditions relating to the receipt of such payments have been satisfied in accordance with the terms of this Plan as set forth herein.

         (e) Nothing contained herein shall give an employee any right to any employee benefit upon termination of employment with the Company, except as required by law or provided by the terms of another employee benefit plan document relating to the treatment of former employees generally.

         (f) No person having a benefit under this Plan may assign, transfer or in any other way alienate the benefit, nor shall any benefit under this Plan be subject to garnishment, attachment, execution or levy of any kind.

         (g) Notwithstanding anything contained herein to the contrary, and except with respect to benefits under the Amended and Restated Classic Cable, Inc. Key Employee Retention Plan, as approved by the Bankruptcy Court on December 12, 2001, payment of a Retention Bonus shall cause a Participant to be ineligible to receive any other retention payments of any kind whatsoever under any other plan or agreement of the Company, including, without limitation, any benefits payable under any employment agreement between the Company and the Participant that are specifically identified as a retention bonus and any benefits payable under the retention plan adopted by the Company's Board of Directors on September 24, 2001. In addition, payment of a Retention Bonus under this Plan shall be deemed a waiver of a Participant's rights with respect to any and all such payments set forth in the preceding sentence.

8.       ADMINISTRATION

         (a) The Plan shall be administered by the Company's General Counsel or such other person designated by the Chairman, and the term "Plan Administrator" shall refer to the Company's General Counsel or such other designee. With respect to benefits to be provided to the Plan Administrator under the Plan, the Company's Chief Financial Officer shall be considered the "Plan Administrator."

         (b) The executives to be covered under the Plan, and the amount of each Participant's potential Bonus amount, shall be set forth on the confidential schedules submitted


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to the Company's official committee of unsecured creditors and the administrative agent for the Company's pre-petition and post petition lenders. Following the Effective Date, the Chairman, with the approval of the Compensation Committee, may add or substitute Participants when an eligible employee's employment has terminated or reallocate any amounts that have been forfeited under the Plan as a result of a Participant's termination of employment.

         (c) Subject to the express provisions of this Plan, the Plan Administrator shall have sole authority to interpret the Plan (including any vague or ambiguous provisions) and to make all other determinations deemed necessary or advisable for the administration of the Plan. All determinations and interpretations of the Plan Administrator shall be final, binding and conclusive as to all persons.

         (d) Neither the Plan Administrator nor any employee, officer or director of the Company or Classic shall be personally liable by reason of any action taken with respect to the Plan for any mistake of judgment made in good faith, and the Company shall indemnify and hold harmless each employee, officer or director of the Company and Classic, including the Plan Administrator, to whom any duty or power relating to the administration or interpretation of the Plan may be allocated or delegated, against any reasonable cost or expense (including counsel fees) or liability (including any sum paid in settlement of a claim with the approval of the Board of Directors of the Company) arising out of any act or omission to act in connection with the Plan unless arising out of such person's own fraud, bad faith or gross negligence.

9.       APPLICABLE LAW

         This Plan and all action taken under it shall be governed as to validity, construction, interpretation and administration by the laws of the State of Texas and applicable Federal law.

10.      AMENDMENT OR TERMINATION

         The Board of Directors of Classic may amend, suspend or terminate the Plan or any portion thereof at any time; provided, however, that unless the written consent of a Participant is obtained, no such amendment or termination shall adversely affect the rights of such Participant.


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